Exhibit 99.1

Easton-Bell Sports, Inc. Reports Third Quarter 2010 Financial Results and Announces Earnings Call

Easton-Bell Sports Reports 10.2% Sales Increase and Gross Margin Gain for the Third Quarter 2010

VAN NUYS, Calif.--(BUSINESS WIRE)--November 10, 2010--Easton-Bell Sports, Inc. (the “Company”), a leading designer, developer and marketer of branded sports equipment, protective products and related accessories, will discuss its financial results for the fiscal quarter ended October 2, 2010 on a conference call to be held on Wednesday, November 10, 2010, beginning at 2:00 p.m. Eastern Time.

Results for the Fiscal Quarter ended October 2, 2010

The Company had net sales of $198.8 million for the third quarter of 2010, an increase of 10.2% as compared to $180.4 million of net sales in the third quarter of 2009, while gross margin increased to 35% from 34.4%.

“Overall, we are pleased with our top line growth and margin improvement during this important quarter in the sporting goods equipment market,” said Paul Harrington, President and Chief Executive Officer.

Team Sports net sales increased $11.3 million or 12.4% in the third quarter of 2010, as compared to the third quarter of 2009 due to increased sales of football equipment and reconditioning services, and baseball, softball and ice hockey equipment. Sales of Riddell football equipment and apparel increased approximately 14% compared to the third quarter of 2009.

Action Sports net sales increased $7.1 million or 8.0% in the third quarter of 2010, as compared to the third quarter of 2009 due to increased sales of snowsports helmets and goggles, powersports helmets and cycling components, partially offset by lower sales of licensed youth cycling helmets. Sales to key specialty independent bike and snow retailers increased approximately 16% compared to the third quarter of 2009.

The Company’s gross margin for the third quarter of 2010 was 35.0%, as compared to 34.4% for the third quarter of 2009. The margin improvement related primarily to better sales mix in baseball and softball bats, lower manufactured and sourced product costs and favorable foreign currency exchange rates, partially offset by closeout sales of team sports apparel and higher sales of youth football equipment.

The Company’s operating expenses increased $8.6 million for the third quarter of 2010 and were 24.6% of net sales. Operating expenses as a percentage of net sales in the third quarter of 2010 were flat to the third quarter of 2009 when normalized for $4.1 million of increased incentive compensation expense. The remaining increase is due primarily to higher variable selling expenses associated with the sales growth and increased marketing expenses for investments in product and brand initiatives.

The Company’s Adjusted EBITDA was $27.9 million for the third quarter of 2010. When normalized for increased incentive compensation expense, Adjusted EBITDA increased by $4.2 million or 17.7% compared to the third quarter of 2009. A detailed reconciliation of Adjusted EBITDA to net income, which the Company considers to be the most closely comparable GAAP financial measure, is included in the section entitled “Reconciliation of Non-GAAP Financial Measures,” which appears at the end of this press release.

Balance Sheet Items

Net debt totaled $355.5 million (total debt of $382.1 million less cash of $26.6 million) as of October 2, 2010, a decrease of $27.0 million compared to the net debt amount at January 2, 2010 of $382.5 million. Working capital as of October 2, 2010 was $234.5 million as compared to $211.2 million as of January 2, 2010. Cash decreased $6.8 million or 20.3%, accounts receivable increased $10.6 million or 5.1%, the revolving credit facility decreased $34.1 million or 48.7%, accounts payable decreased by $8.5 million or 12.0% and accrued expenses increased $18.2 million or 36.9%.

The Company had substantial borrowing capacity and liquidity as of October 2, 2010, with $149.3 million of additional borrowing availability under the revolving credit facility and liquidity of $175.9 million when including the $26.6 million of cash.

Easton-Bell Sports, Inc.

Easton-Bell Sports, Inc. is a leading designer, developer and marketer of branded sports equipment, protective products and related accessories. The Company markets and licenses products under such well-known brands as Easton, Bell, Giro, Riddell and Blackburn. The Company’s products incorporate leading technology and designs and are used by professional athletes and enthusiasts alike. Headquartered in Van Nuys, California, the Company has thirty-one facilities worldwide. More information is available at www.eastonbellsports.com.

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995

This press release may include forward-looking statements that reflect the Company’s current views about future events and financial performance. All statements other than statements of historical facts included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events are forward-looking statements.

Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, the Company does not know whether its expectations will prove correct. They can be affected by inaccurate assumptions that the Company might make or by known or unknown risks and uncertainties including: (i) the level of competition in the sporting goods industry; (ii) legal and regulatory requirements, including changes in the laws that relate to use of the Company’s products and changes in product performance standards maintained by athletic governing bodies; (iii) the success of new products; (iv) whether the Company can successfully market its products, including use of its products by high profile athletes; (v) the Company’s dependence on and relationships with its major customers; (vi) fluctuations in costs of raw materials; (vii) risks associated with using foreign suppliers including increased transportation costs, potential supply chain disruption and foreign currency exchange rate fluctuations; (viii) the Company’s labor relations; (ix) departure of key personnel; (x) failure to protect the Company’s intellectual property or guard against infringement of the intellectual property rights of others; (xi) product liability claims; (xii) the timing, cost and success of opening or closing manufacturing facilities; (xiii) the Company’s level of indebtedness; (xiv) interest rate risks; (xv) the ability to successfully complete and integrate acquisitions and realize expected synergies; (xvi) an increase in return rates; (xvii) negative publicity about the Company’s products or the athletes that use them; (xviii) the seasonal nature of the Company’s business; (xix) failure to maintain an effective system of internal controls and (xx) other risks outlined under “Risk Factors” in the Company’s 2009 Annual Report on Form 10-K.

These forward-looking statements are expressed in good faith and the Company believes there is a reasonable basis for them. However, there can be no assurance that the events, results or trends identified in these forward-looking statements will occur or be achieved. Investors should not place undue reliance on any of the Company’s forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from the Company’s expectations. The forward-looking statements in this press release speak only as of the date of this release and, except as required by law, the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

EASTON-BELL SPORTS, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (Amounts in thousands, except share and per share amounts)

	October 2, 2010	January 2, 2010
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$26,560	$33,318
Accounts receivable, net	219,473	208,903
Inventories, net	127,976	127,915
Prepaid expenses	4,133	7,922
Deferred taxes	12,607	12,607
Other current assets	9,440	10,705
Total current assets	400,189	401,370
Property, plant and equipment, net	48,176	46,368
Deferred financing fees, net	15,000	17,255
Intangible assets, net	281,636	290,812
Goodwill	206,819	203,541
Other assets	1,438	1,299
Total assets	$953,258	$960,645

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Revolving credit facility	$35,893	$70,000
Current portion of capital lease obligations	23	22
Accounts payable	62,373	70,910
Accrued expenses	67,447	49,256
Total current liabilities	165,736	190,188
Long-term debt, less current portion	346,051	345,715
Capital lease obligations, less current portion	84	102
Deferred taxes	45,598	42,104
Other noncurrent liabilities	20,850	18,699
Total liabilities	578,319	596,808

Stockholder’s equity:
Common stock: $0.01 par value, 100 shares authorized, 100 shares issued
and outstanding at October 2, 2010 and January 2, 2010	—	—
Additional paid-in capital	359,444	356,788
Retained earnings	15,348	7,275
Accumulated other comprehensive gain (loss)	147	(226)
Total stockholder’s equity	374,939	363,837
Total liabilities and stockholder’s equity	$953,258	$960,645

See accompanying notes to consolidated financial statements in the Company’s Form 10-Q for the fiscal quarter ended October 2, 2010.

EASTON-BELL SPORTS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (Unaudited and amounts in thousands)

	Fiscal Quarter Ended		Three Fiscal Quarters Ended
	October 2, 2010	October 3, 2009	October 2, 2010	October 3, 2009
Net sales	$198,834	$180,421	$595,695	$552,567
Cost of sales	129,245	118,460	392,403	370,025
Gross profit	69,589	61,961	203,292	182,542
Selling, general and administrative expenses	49,015	40,444	144,302	129,609
Amortization of intangibles	2,589	3,352	9,175	10,055
Income from operations	17,985	18,165	49,815	42,878
Interest expense, net	11,132	7,570	33,807	23,623
Income before income taxes	6,853	10,595	16,008	19,255
Income tax expense	3,863	4,306	7,935	8,100
Net income	2,990	6,289	8,073	11,155
Other comprehensive income:
Foreign currency translation adjustment	2,887	1,530	373	3,500
Comprehensive income	$5,877	$7,819	$8,446	$14,655

See accompanying notes to consolidated financial statements in the Company’s Form 10-Q for the fiscal quarter ended October 2, 2010.

Reconciliation of Non-GAAP Financial Measures

This press release contains a financial measure called Adjusted EBITDA, which is not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). In this press release we have presented Adjusted EBITDA on an actual basis for the third fiscal quarter ended October 2, 2010 and the third fiscal quarter ended October 2, 2009.

We believe Adjusted EBITDA is a useful supplemental measure in evaluating the performance of our operating businesses and provides greater transparency into our consolidated and combined results of operations. Adjusted EBITDA is used by our management to perform such evaluation and in measuring compliance with debt covenants relating to certain of our borrowing arrangements. Adjusted EBITDA should not be considered in isolation or as a substitute for net income or other income statement data prepared in accordance with GAAP. We believe Adjusted EBITDA facilitates company-to-company operating performance comparisons by excluding potential differences caused by variations in capital structures (affecting net interest expense), taxation and the age and book depreciation of facilities (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to operating performance. We also believe that Adjusted EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an Adjusted EBITDA measure when reporting their results. In addition, we believe that our presentation of Adjusted EBITDA provides investors with helpful information about the calculation of some of the financial covenants that are contained in our Senior Secured Credit Facilities.

Adjusted EBITDA has limitations as an analytical tool and you should not consider it in isolation or as a substitute for analyzing our results as reported under GAAP. Some of these limitations are as follows:

  Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
  Adjusted EBITDA does not reflect our interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;
  Adjusted EBITDA does not reflect our income tax expense or the cash requirements to pay our taxes;
  Adjusted EBITDA does not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;
  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements; and
  other companies in our industry may calculate Adjusted EBITDA differently so it may not be comparable.

To compensate for these limitations, however, we rely primarily on our GAAP results and use Adjusted EBITDA only as supplemental information.

The calculation of Adjusted EBITDA and a reconciliation of that measure to net income, the most comparable GAAP measure, for the third fiscal quarters ended October 2, 2010 and October 3, 2009 are set forth below (amounts in thousands):

	2010	2009

Net income for the third fiscal quarter	$2,990	$6,289

Interest expense, net	11,132	7,570
Provision for taxes based on income	3,863	4,306
Depreciation expense	4,741	3,813
Amortization expense	2,589	3,352
Non-cash equity compensation expense	755	928
Other allowable adjustments under the Company's Senior Secured Credit Facilities (1)	1,870	1,583
Adjusted EBITDA, as reported pursuant to the Company's Senior Secured Credit Facilities for the fiscal quarter	$27,940	$27,841

(1)	Represents actual expenses permitted to be excluded pursuant to the Company's Senior Secured Credit Facilities. Such amount represents (i) charges related to the issuance of capital stock or debt, (ii) unrealized (gains)/losses relating to hedging activities, (iii) expenses paid in connection with employee recruitment, relocation and severance and (iv) expense reimbursements to our financial sponsors.

Conference Call Webcast and Dial-in Information

Interested parties may listen to the conference call via webcast at: http://phx.corporate-ir.net/playerlink.zhtml?c=190384&s=wm&e=3500700. In addition, interested parties may listen directly to the call by dialing 1-866-804-6926 (within the United States and Canada) or 1-857-350-1672 (outside the United States and Canada). The pass code for the call is 21496600. A replay of the call will be available on November 11 through November 17, 2010 by dialing 1-888-286-8010 (within the United States and Canada) or 1-617-801-6888 (outside the United States and Canada). The pass code for both replay phone numbers is 22057407.

CONTACT:
Easton-Bell Sports, Inc.
Mark Tripp, 818-902-5803